Exhibit 99.2

THE TRANSACTIONS

General

On October 11, 2006, the Company entered into an agreement and plan of merger (the “merger agreement”) with Jupiter Acquisition, LLC, a Delaware limited liability company (“Parent”), and Jupiter Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “merger sub”). Parent and the merger sub are entities affiliated with Apollo Fund VI, L.P., an affiliate of Apollo Management, L.P. (together with its affiliates, “Apollo”). Pursuant to the merger agreement, (i) the merger sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “merger”), (ii) at the effective time of the merger, each outstanding share of common stock, par value $0.01 per share, of the Company will be converted into the right to receive $12.50 in cash, without interest (the “merger consideration”), and (iii) at or immediately prior to the effective time of the merger, each outstanding vested or unvested stock option of the Company will become vested and cancelled and converted into the right to receive, for each share that could be purchased on the exercise thereof, the excess of the merger consideration over the exercise price of such option, and each restricted stock award with respect to which shares of Company stock remain unvested or awarded but unissued will be cancelled and converted into the right to receive an amount in cash equal to the merger consideration (provided that no such payment will be made as to any outstanding Company stock for which payment is to be made pursuant to (ii) above).

In this Statement, we refer to the merger and payment of merger consideration as the “Acquisition.” Upon consummation of the merger, substantially all of the outstanding common stock of the Company will be owned by Apollo.

Also on October 11, 2006, Parent entered into a purchase agreement (the “plumbing purchase agreement”) with RBS Global, Inc., a Delaware corporation and affiliate of Apollo (“RBS Global”). Pursuant to the plumbing purchase agreement, and subsequent to and contingent upon the merger, RBS Global or one or more of its subsidiaries will acquire the Company’s Plumbing Products business (the “Plumbing Business”) from Parent for the purchase price of $942,500,000, subject to adjustments (the “Plumbing Acquisition”). Apollo will effect the Plumbing Acquisition by contributing the stock of the Company to RBS Global. It is anticipated that immediately prior to such contribution, Apollo will cause the Company to sell its Bath Products business to Bath Acquisition Corp., a Delaware corporation and affiliate of Apollo Fund VI, L.P. (“Bath Newco”) (the “Bath Sale”).

As used in this Statement, the term “Transactions” means, collectively, the Acquisition, the Plumbing Acquisition, the debt financing used to finance the Acquisition and the Plumbing Acquisition, the Bath Sale, this tender offer and consent solicitation and the payment of fees and expenses in connection with the foregoing.

The Transactions will be financed by:

•	debt financing in the aggregate principal amount of approximately $985 million; and

•	cash equity investments of up to $411.9 million by Apollo.

This Statement does not constitute an offer to sell any securities.

Sources and Uses

The following table sets forth the estimated sources and uses of the funds for the Transactions, assuming the Transactions closed on September 30, 2006. The actual amounts may differ at the actual closing date of the Transactions depending on a number of factors, including fees and expenses incurred in connection with the Transactions.

Sources of funds:		Uses of funds:
(in millions)		(in millions)
Bath Newco Debt Financing(1)	$325.0	Payment of Merger Consideration	$980.3
RBS Global Debt Financing(2)	660.0	Repayment or Repurchase of Jacuzzi Debt(4)	403.3
Contributed Equity(3)	411.9	Estimated Fees and Expenses(5)	137.0
Excess Cash on Hand	123.7

Total sources of funds	$1,520.6	Total uses of funds	$1,520.6

(1)	To finance the Bath Sale, Bath Newco will obtain a $135.0 million first lien term loan facility and a $190.0 million second lien term loan facility. In addition, Bath Newco will obtain an asset-based first lien revolving credit facility (collectively with Bath Newco’s new term loan facilities, the “Bath Financing”) with borrowing availability of $125.0 million (subject to $30.7 million in letters of credit that we expect will be outstanding on the closing date of the Transactions). We expect that the revolving credit facility will be undrawn at closing.

(2)	To finance the Plumbing Acquisition, RBS Global will (i) obtain a $200.0 incremental term loan facility under its existing senior secured credit agreement, (ii) issue $310.0 million in aggregate principal amount of its 9 1/2% Senior Notes due 2014, and (iii) issue $150.0 million in aggregate principal amount of senior unsecured notes due 2016 (collectively with the Bath Financing, the “Financings”).
(3)	Consists of the issuance of $130.0 million of Bath Newco’s common stock and $281.9 million of RBS Global’s common stock to affiliates of Apollo.
(4)	The amount shown assumes that all of the outstanding Notes are repurchased pursuant to the Tender Offer and is net of excess cash held by the Company and its subsidiaries.
(5)	Reflects discounts, fees and expenses payable in connection with the Transactions, including tender premiums, consent fees, financing fees, advisory fees and other transaction costs and professional fees.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2006 both on a historical basis and on a pro forma basis after giving effect to the Transactions. You should read this table in conjunction with “—Sources and Uses” above and the consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this Statement. Our actual cash and cash equivalents and capitalization upon consummation of the Transactions may differ from the amounts shown in the pro forma column based on a number of factors.

	As of September 30, 2006
	Actual	Pro Forma
	(in millions)
Cash and cash equivalents	$147.2	$23.5

Long-term debt, including current portion:
Asset-based credit facility(1)	$—	$—
Guarantees of RBS Global debt(2)	—	2,061.7
Senior secured notes	380.0	—
Other(3)	3.5	—

Total long-term debt, including current portion	383.5	2,061.7
Total stockholders’ equity (deficit)	344.8	(1,119.8)

Total capitalization	$728.3	$941.9

(1)	We have an asset-based credit facility under which there were no borrowings and $30.7 million of letters of credit outstanding as of September 30, 2006. This facility will be terminated in connection with the Transactions, and all outstanding letters of credit will be carried over either to Bath Newco’s new asset-based first lien revolving credit facility or RBS Global’s revolving credit facility.
(2)	Upon consummation of the Transactions, the Company will be a direct or indirect wholly-owned subsidiary of RBS Global. As a result, the Company will be required to guarantee certain of RBS Global’s indebtedness. As of September 30, 2006, after giving pro forma effect to the Transactions, there would have been $2,061.7 million of such indebtedness outstanding.
(3)	Pro forma amount assumes repurchases of all of the outstanding Notes pursuant to the Tender Offer.